Exhibit 99.1

TRICO MARINE SERVICES

Moderator: Geoff Jones
May 4, 2006
7:30 a.m. CT

Operator: Good day everyone and welcome to the Trico Marine Services first quarter earnings conference call. This call is being recorded.

At this time I would like to turn the call over to the Chief Financial Officer, Mr. Geoff Jones. Please go ahead, sir.

Geoff Jones: Thanks, Manda. Good morning. As Manda mentioned, my name is Geoff Jones and I’m the VP and CFO of Trico Marine Services. And before I start, I would like to read our legal disclaimer.

The statements in this conference call regarding business plans or strategies, projected benefits from future joint ventures, projections involving revenues, operating results, forecasts from operations, anticipated cap expenditures and other statements which are not historical facts are forward-looking statements. Such statements involve risks and uncertainties and other factors detailed in the company’s form 10Qs and for 10K, registration statements and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or the consequences of such a development worsen or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The company disclaims any intention or obligation to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

I’d now like to turn the call over to our President and CEO, Trevor Turbidy, who’ll give you an overview of our operations.

Trevor Turbidy: Good morning and thank you, Geoff. Also with me on the call today is Rishi Varma, our General Counsel and Mike Wallace, Vice President Emerging International and Head of Global Marketing.

Before I get started, I want to introduce our new Director of Norwegian Operations, Bjorn Endresen. Bjorn had a distinguished career in the offshore support vessel industry, from his early days as a master mariner to his involvement with Remoy and Marine Resource Group. Bjorn joins us from SeaBrokers, a leading North Sea broker, where he was President of its U.S. arm. I’m confident that with his commercial, technical and marketing skills, he’ll make a profound impact on our organization and we couldn’t be more delighted that he’s joined our team. Welcome, Bjorn.

I’d also like to welcome Mike Babin, our Director of Human Resources. Mike, like Bjorn, is a veteran of the offshore vessel industry, having worked with Rigdon Marine as the Vice President of Administration and, prior to that, as Vice President of Torch Offshore. Mike brings a level of environmental safety, quality and security that our customers demand and that we require. While he’s only been here a short time, he’s already made a positive impact on our company and I look forward to working with Mike to implement certain changes within our - within our global organization.

We’re delighted to report our results for the quarter, which we think were superb. As you’ve hopefully noticed in our press release, we reported earnings of eighty-two cents per share on net income of $12.4 million for the first quarter. This is the highest reported EPS and net income in our company’s history.

Operating income for the quarter was $19.6 million and represents our highest operating income since the second quarter of 1998. We posted first quarter charter high revenues at $50.5 million, which is the highest first quarter revenues we’ve ever posted.

We continue to be aggressive with our Gulf of Mexico pricing in response to tight vessel availability, robust activity in this market and significant repair work, related to the hurricanes, yet to be completed. We also made progress on rejuvenating our fleet by completing our new build contract for the MT 6009 and an option for a sister vessel.

I want to spend a few minutes discussing the markets and Geoff will provide more detail in his presentation.

For the first quarter, our Gulf class supply vessels posted the highest quarter average day rates in our history at $10,200 a day, as contracts continue to roll over and we push day rates in response to this tight market in the gulf. We have 46 percent of our Gulf of Mexico vessel days committed, but these are subject to cancellation provisions. They’re not non-cancellable like our North Sea contracts. It does give a good indication on where the market is headed, though. Day rates on these contracts are not locked and are subject to escalation.

Currently, 85 percent of our Gulf of Mexico supply boats are working at or in excess of $11,000 per day. It’s the first time since the third quarter of 2001 that Gulf of Mexico revenues have exceeded our North Sea revenues, with 48 percent of our charter high revenues coming from the Gulf of Mexico and 37 percent being generated by North Sea operations.

For the quarter, our North Sea class vessels saw a decline in day rates with a modest decline in utilization. As I mentioned during our last call, January day rates for our North Sea class vessels had dropped significantly, due to a lack of rig moves and bad weather. This seasonal softness continued into February as anchor handlers competed directly with PSVs for cargo runs, pressuring day rates in both classes of vessels. I’m glad to report the rates for these vessels rebounded meaningfully in April, to approximately $18,000 a day with near capacity utilization.

While I’m reluctant to temper such positive news and a strong financial report with concerns, I want to ensure that we give the best picture of the challenges that we and our industry face and what we see on the horizon that makes us nervous. The most significant issue - near term issue that our company’s facing - and I suspect everyone in the industry is facing - is labor. While this is a global issue due to the resurgence of activity in every OSV market, it is particularly acute in the Gulf of Mexico.

The Gulf Coast remains incredibly tight for qualified crew and we, like our competitors, are forced to respond to this market by increasing crew compensation. We’re facing crewing challenges, crewing all of our Gulf of Mexico supply vessels and we’ve dramatically intensified and widened our recruiting efforts to relieve this critical issue.

The long term issue that we worry about is the significant number of new builds currently on the order book. Over 200 new builds are scheduled to be delivered over the next two years. While we’re certainly encouraged by the significant number of rigs under construction or slated for delivery, we recognize that we’re in a very cyclical industry which has been prone to over-building in the past. We’re comforted by the fact that the vast majority of new builds have been committed to by either large, public U.S. or European companies or established private companies who should act rationally.

That being said, we’re in a strong market and we’ve conducted ourselves in a manner so as not to impair the recovery in any market in which we operate and we intend to grow our business and rejuvenate our fleet in a prudent and fiscally responsible manner.

We are committed to rejuvenating our fleet, but we’re not inclined to attempt to do so all at once. We previously indicated that we preferred to acquire speculative new builds rather than add to the order book. As we made clear on our last call, we believe the market for spec vessels had increased to a level that necessitated our exploring other alternatives to such exorbitant prices. Packages of vessels traded at prices over the quarter we were challenged to comprehend. And we instead chose to contract for medium sized PSV, the MT 6009 Mark II, which we believe will be capable of servicing all the international markets in which we operate and which we intend to operate in the future. We also have an option for a sister vessel for purchase at a later date. We are in final negotiations with another shipping - ship building contract and we hope to announce that shortly.

We remain committed to our capital expenditure plan of $75 to $125 million over the next two years. I will be getting back to you shortly with more details.

I’ll now turn it over to Geoff, who’ll give you more detail on the quarter.

Geoff Jones: Thanks, Trevor.

And as Trevor said, for the first quarter of 2006, we’re delighted to be reporting our highest net income ever of $12.4 million, equating to earnings per share of eighty-two cents on a diluted basis.

In terms of revenue, our charter high revenues of $50.5 million were our highest first quarter charter high revenues ever. This was driven by our highest average day rates ever in the Gulf of Mexico, near capacity utilization levels for our active Gulf of Mexico vessels; all of this despite decreased day rates and utilization in the North Sea in the first quarter, caused mostly by rough weather conditions in the early part of the quarter. This is illustrated by the fact that the North Sea class vessels’ day rates averaged $15,836 a day, with utilization of 94 percent in the first quarter of 2006, compared with $16,751 a day and utilization of 96 percent in the fourth quarter of 2005.

In our press release, we’ve also included our April 2006 day rates and utilizations by class to give everyone a more current picture of the rate and activity environment. In April, day rates for the company’s North Sea class vessels averaged $17,988 a day, with utilization of 94 percent. So as you can see, business there improved from what was evidenced by the first quarter averages.

Day rates for the company’s Gulf class supply vessels averaged $10,302 with utilization of 64 percent in the first quarter of ’06, compared with $8,300 a day and utilization of 67 percent in the fourth quarter of 2005, representing a 23 percent increase in day rates on a sequential quarter basis.

Now when we’re referring to our Gulf class utilization, we’re speaking about a total fleet of 45 supply vessels, 13 of which were cold stacked to the end of the quarter. Utilization of actively marketed vessels in the Gulf during the quarter was approximately 89 percent, compared to 94 percent during the previous quarter. The decrease in the Gulf class utilization is partially due to an increase in regulatory dry-dockings in the first quarter of 2006 over the fourth quarter of ’05 which, in turn, led to an increase in maintenance and classification costs, which I’ll discuss later. In addition, we destacked one vessel in the second quarter to be mobilized for use outside the U.S. Gulf.

As we stated in our last call, we remain committed to our strategy of increasing day rates to drive incremental revenue rather than destacking a large number of vessels from our cold stack fleet.

In April, day rates for the company’s Gulf class supply vessels averaged $10,965 a day, with utilization of 60 percent or 81 percent of the actively marketed vessels. Crew and line handlers averaged day rates of $3,336 a day, with utilization of 87 percent in the first quarter of ’06, compared with $2,798 a day and utilization of 90 percent in the fourth quarter of ’05.

In the first quarter of 2006, we amortized $1.3 million of non-cash deferred revenue, broken out separately on the income statement. This leaves $4.2 million of non-cash deferred revenue on the balance sheet, $2.9 million of which will be amortized in ’06. And as usual, in our discussion and the press release, we generally refer to charter higher revenue, which excludes the non-cash deferred revenue rather than total revenue.

Now looking at expenses - direct vessel operating expenses decreased one million, or five percent in the first quarter of ’06 to $21.2 million from $22.2 million in the fourth quarter of ’05. This decrease was primarily due to a decrease in maintenance and repairs and supplies, partially offset by an increase in marine inspection costs of $1.4 million, which I alluded to earlier, from $1.4 million in the fourth quarter of ’05 to $2.8 million in the first quarter of this year.

General and administrative expenses decreased from $8.2 million in the fourth quarter of 2005 to $5.7 million in the first quarter of 2006. This decrease is primarily due to the accrual of costs in the fourth quarter associated with updating our management team and the adoption of an annual incentive plan.

With respect to vessel sales, in the first quarter we sold two of our remaining three crew boat contracts with purchase options, generating proceeds of $1.3 million and a gain of $.8 million. In addition in the first quarter, we committed to marketing an additional cold stack vessel for sale.

Our operating income for the fourth quarter was $19.6 million, the highest operating income since the second quarter of 1998, marking an increase of 19 percent over the $16.4 million reported in the fourth quarter of 2005. In the first quarter of ’06 and fourth quarter of ’05, operating income included a benefit of $1.3 million and $3.1 million, respectively, in non-cash amortization of deferred revenue.

Operating income in the first quarter of ’06 included the benefit of gains and sale of assets of $0.8 million and operating income in the fourth quarter of ’05 included an impairment charge of $2.2 million on the Stillwater SWATH, partially offset by gains of $1.8 million on sales of assets.

Our effective tax rate for the first quarter was 36 percent and of the tax provision of $6.9 million, $6.5 million was deferred.

Turning now to the balance sheet and liquidity, at the end of the quarter - March 31st’06 - our liquidity position has continued to improve from year end with a net surplus of unrestricted cash of $23.7 million in excess of debt. We had unrestricted cash of $61.5 million, total debt of $37.8 million; and that debt comprised our NOK revolver, our Norwegian kroner term loan and two MARAD notes.

Current maturities of debt were $27.9 million at March 31st, ’06; this primarily comprising MARAD payments totaling $1.9 million, Norwegian kroner term loan of $18.3 million - due June 30th’, ’06 - and the Norwegian crew and a revolving credit facility of $7.6 million. The $7.6 million revolver is classified as current under SEC rules and is not actually due in 2006.

Our long term debt was $9.9 million at March 31, comprising the long term portion of the MARAD notes. And at March 31st, on our Norwegian credit facility, we had 440 million kroner or $67.8 million of borrowing capacity available. So, combined with an unrestricted cash position of $61.5 million as of March 31st, our consolidated available liquidity was $129.3 million. Of our $69.8 million in total cash, $8.3 million is restricted. Of the $61.5 million in unrestricted cash, $52.5 million was held in the U.S. and other regions, excluding Norway.

And now I think, Manda, we’re ready to take some questions. Thank you.

Operator: Thank you. At this time if you would like to signal for a question, please press star one on your touch-tone phone. Please make sure that your mute function has been turned off to allow your signal to reach our equipment. We’ll take your question in the order that you signal us and we’ll take as many questions as time permits. Once again, it is star one for a question. We’ll pause just a moment to assemble our roster.

And our first question comes from James West of Lehman Brothers.

James West: Hey, good morning, guys. Nice quarter.

Trevor Turbidy: Thanks.

Geoff Jones: Thanks, James.

James West: Might want to talk about the Gulf of Mexico a little bit, Trevor or Mike. In terms of contracting strategy now or the discussions you’re having with the E&P companies in the region, are you seeing more opportunities for long term contracts?

Geoff Jones: James, we are seeing more opportunities but there’s still a reluctance of - to lock in at - in the same sort of contracting mentality as in the North Sea with non-cancelable types of contracts. But we are getting increase in our sold days, I should say, for 2006 but, again, they’re - still have contract provisions where the operator can cancel should they lose the rig or downsize their drilling operations.

James West: And are the discussions about currently working vessels or are you also talking about some of your stacked vessels?

Geoff Jones: Both. Again, as we mobilize vessels to the international markets, we’re preparing vessels from the stack fleet to come out and we’re marketing both the active vessels and the stacked vessels, depending on the particular demands for the operator.

James West: Do you anticipate unstacking a number of vessels in the back half of this year?

Geoff Jones: I think we’ve stated, in previous conference calls, that our strategic goals are to destack and - or mobilize the entire remaining vessels that we have not earmarked for sale. So, by the end of the year, we hope to have all the vessels destacked.

Trevor Turbidy: But again, just to be clear, that wouldn’t be unstacking into the spot or short term market in the gulf. It would be, you know, only against long term, non-cancelable contracts or for international service.

James West: Right. OK. And Mike, how many vessels in the Gulf of Mexico now do you believe are working on hurricane recovery efforts? And has that changed over the last three to six months?

Mike Wallace: Well, the second half of the question, James, we don’t believe it’s changed. I don’t have any particular statistics on how many are working. We’ve had as many as, maybe, 25 percent of our fleet, but right now we probably only have two out of the 25 OSVs working in those types of related repairs. But, definitely, our competitors have a number of vessels doing that type of work.

James West: OK. That’s all I had. Thanks, guys.

Male: Thank you.

Male: Thanks.

Operator: Our next question comes from Robert Ryan, Banc of America Securities.

Robert Ryan: Hi. Thanks. In terms of the company’s current position on tax attributes, what should we be thinking about if we make some assumptions about profitability for the balance of the year resembling what we saw in the first quarter, perhaps improving? What sort of cash tax liability are you looking at for this year?

Geoff Jones: I think - I think, for your models, I would use a similar rate, about 36 percent and probably, of that 36 percent, maybe five percent of the 36 cash taxes. Now, as far as profitability going forward, if you were to annualize - for example, our position in the Gulf of Mexico - for the first quarter, when you see our Q, you’ll see that we’ve used about 12 million in NOLs - somewhere between 11 and 12 in the first quarter. So annualize that and given that we’ve got about 100 million in NOLs, if we’re to go for the L5 Election, opting out of Section 382, that would give you, for the next couple of years, the 36 percent of which - you know, like the five percent would be cash. But then, after two and a bit years - maybe two and a quarter years - those NOLs would be - would be fully utilized.

Robert Ryan: So when you talk about the five percent, that’s on a - on a global basis; consolidated company reporting. As opposed to just U.S. I’m just thinking taxes anywhere, whether in Norway or …

Geoff Jones: I’m - yes, I’m talking of the 36 percent global, our five percent would be cash global.

Robert Ryan: Yes. OK. And then, if - I don’t know if you care to elaborate. Obviously, if we annualize the cap ex level in the first quarter, we fall well short of the cap ex levels that you’re talking about or the guidance you’re giving. Course, you have the announcement that you made with the boat on order. But how do you get from here to there in terms of very low run rate of cap ex in the 75 to 100 of investment?

Geoff Jones: Yes. And obviously, the cap ex in the first quarter is purely like our ongoing, you know, maintenance cap ex, I guess, for that new vessel that we announced on April 3rd - I think it was - and it was five million paid in April, which would be the 20 percent deposit, and then the balance to be paid on delivery at the end of ’07. So that’s one vessel taking up 25 over the next two years. And then, as Trevor had said, you know, we had a second option under that shipyard contract. And then, we’re looking at talking to another shipyard at the moment.

If you were to say, you know, those three vessels at 25 …

Robert Ryan: Yes.

Geoff Jones: … just for sake of argument, you get to 75 and you know, obviously, we’re still looking at other alternatives as well.

Trevor Turbidy: Yes. And just to be clear, the 75 to 125 that I spoke of in my presentation, that’s over the next two years; not over - not this calendar year.

Robert Ryan: Right, right.

Trevor Turbidy: OK.

Robert Ryan: And then, you talked about the desire to ultimately destack what you - what you have stacked. If we’re to think about ballpark utilization for the gulf class supply vessels for 2Q and for the balance of the year, what sort of numbers should we be thinking about?

Geoff Jones: I would say for Q2, you’re probably looking at something similar to the month of April, that you saw in the press release. Beyond that - I’m sitting here looking at Mike.

Mike Wallace: Yes, beyond that, I think we’ll probably just …

Geoff Jones: There’s usually an uptick in Q3.

Mike Wallace: Yes. And we should move, obviously, up - back towards where we were, maybe, in the fourth quarter. And then, obviously, as we destack those vessels, that will improve the utilization. Incorporate the stack vessels into the active vessels. The Q …

Robert Ryan: OK. And - oh, go ahead. I’m sorry.

Mike Wallace: Sorry, no. So Q2 similar to April and then increase a bit Q3, Q4.

Geoff Jones: Right.

Robert Ryan: And finally, the 85 percent earning north of $11,000 a day - in your Gulf fleet, are there a couple of vessels under longer term contract or something that - something that’s depressing that average level, given where - you know, all those - all the vessels you have out north of $11,000?

Mike Wallace: Well, I guess, to give you a little bit more insight, our leading edge bid rate on term work, right now, is at $14,000 for the 180 class. We do have about six of the OSVs in the Gulf of Mexico that are on what we could call an evergreen type of contract, where they - they’ve been with the operator for one or more years and continue to roll forward. So, those vessels and those customers obviously do garner discounts to current market pricing.

Geoff Jones: And don’t forget, if you’re looking at that gulf class category in the press release - you know, track the one in the (Q) - those are gulf class vessels which are not necessarily all working in the Gulf of Mexico. No. So we do have gulf class vessels in West Africa and Mexico.

Robert Ryan: And they would be at the lower rate.

Geoff Jones: And they get lower rates, yes.

Male: In the Gulf of Mexico.

Robert Ryan: Thank you.

Male: You’re welcome. Thanks.

Operator: The next question comes from Bill Herbert of Simmons.

Bill Herbert: Good morning, guys.

Male: Good morning.

Male: Good morning, Bill.

Bill Herbert: OK. You touched on a subject which I wanted to dig into a little bit more deeply and that is leading edge bid rates. Fourteen thousand dollars a day, if I heard you correctly, is where you’re bidding standard OSVs in the Gulf of Mexico?

Mike Wallace: That’s correct for term work and for - sort of non-alliance or non-multi-vessel type of customers.

Bill Herbert: And how many contracts have you secured at $4,000 a day?

Trevor Turbidy: I don’t know if we want to get into the exact number of contracts, but we’ve certainly had success at that level.

Bill Herbert: OK. Alright. And where are we bidding vessels in your respective international markets?

Mike Wallace: Again, those are area dependent. West Africa is a little stronger than Mexico, which are the two markets that Geoff mentioned where we do have the gulf class vessels in. Leading edge, I guess, in the West Africa market place is somewhere around $7,500 to $8,000 per day on term work. In Mexico, a little bit less than that; closer to $6,000 to $7,000.

Bill Herbert: OK. And $7,500 to $8,000 in West Africa - that’s where the leading edge is. Where have those rates been? In other words, the Q1 average and maybe even the Q4 averages.

Mike Wallace: Again, we don’t break our day rates down area specifically; it’s done by class.

Male: But they have increased.

Bill Herbert: ((inaudible))

Mike Wallace: But they have - they have been increasing but at more modest rates than the Gulf of Mexico.

Bill Herbert: OK. Reactivations - you mentioned that you got 13 stack vessels in the Gulf of Mexico?

Male: Think - what do we have …

Male: Correct.

Male: Yes. Correct, yes.

Bill Herbert: OK. And what we have been doing, which has been a sensible and sort of responsible strategy and that has been we have been reactivating boats either directly into the - into the international markets or only when a boat in the Gulf of Mexico market that was active and working left and you were replacing that boat with a subsequent reactivation. What is the strategy for reactivating going forward? I mean, I know that we probably have more of those opportunities both that are replacing boats in the Gulf of Mexico and select opportunities internationally. But we’ve also been contemplating, you know, pursuing growth markets in Asia Pacific. Can you elaborate on your - on your strategy and what you expect to happen with respect to reactivation between now and year end?

Trevor Turbidy: Sure and I think, you know, our strategy remains unchanged. We’re certainly still wedded to international markets. We think they provide the best long term, you know, NPV for our shareholders. And we also, you know - we’re one of the few competitors with stack capacity in the Gulf and we don’t want to do anything that’s going to impair the Gulf of Mexico edge - leading edge rate. Recognizing that, you know, if we unstack vessels, then we’re going to reprice the market it’s the meaningful - if it’s a meaningful number of vessels.

You know, we’ve certainly been exploring other alternatives. But to the extent that we think that longer term opportunities exist in more stable markets, you know, we’re going to pursue those. We’re not going to take a significant discount to where we are - where we are in our existing markets.

So, I think - I think the hope is to be unstacked and we’ve stated a goal and maybe it ends up being an aggressive goal, but we’ve stated a goal and we stick with it that we’re going to have all our vessels that are currently stacked - 180 stacked - in the international markets utilized by the end of this year.

Bill Herbert: Is it most likely, Trevor, that, basically, you get a significant package of vessels that are reactivated that go to a specific international market? And if so, which international market are you targeting?

Trevor Turbidy: Again, I think - I don’t, again - specific markets, for competitive reasons. But, you know, certainly, as you alluded to, you know, West Africa and Southeast Asia are certainly going to be growing international markets that are well suited for our boats. You know, whether it ends up being a package or a few vessels, I would say that if we’re in an existing market like West Africa, moving vessels over incrementally - which we’ve been doing - is certainly - it certainly gets us to our ultimate goal of having meaningful - a meaningful presence in that market. We’re not going to move two vessels over to Asia. We have to have a critical mass.

So, you know, to answer your question in a roundabout way, if we were to move vessels over to Asia, it would have to be a meaningful package of vessels. But certainly, in West Africa, we can afford to be a little more optimistic and take advantage of the markets we’re enjoying today.

Bill Herbert: And when you say that were you to move the vessels you would not accept something that was too deeply discounted from what you’re getting in the Gulf of Mexico, is that too deeply discounted from the leading edge bid rates of $14,000 per day?

Trevor Turbidy: Too deeply discounted from our average rates.

Bill Herbert: OK. Great. And then, Geoff, just a couple of housekeeping questions here for you.

Geoff Jones: Yes.

Bill Herbert: And I know that this is pretty much contingent on reactivations, but - and what the profile is of the - of the active fleet. But I’m going to ask you anyway.

Geoff Jones: Yes.

Bill Herbert: Do you have any - because the one area that you guys outperformed significantly, relative to my expectations, was across the framework, here, of the cost lines here. So, for example, you mentioned that operating expenses were lower because of you had less, I think, inspection or like repair and maintenance activity. What do you think is a reasonable starting point in terms of a range of op ex for the second quarter?

Geoff Jones: Yes, we did have lower kind of general, repairs. Maintenance and classification, actually was up. The - I would expect to see costs increasing. Trevor had mentioned, in his part of the presentation, about having to do something about labor costs.

Bill Herbert: Yes.

Geoff Jones: In actual fact, we did implement some raises at the beginning of this quarter and - for the crews. And I would expect - I would expect to go $22.5 a quarter; $22.5, maybe up to $23, would be a good run rate to put in your model.

Bill Herbert: OK and how about G&A?

Geoff Jones: G&A - again, we’ve had some changes in our - in our admin positions, here, and I would expect, maybe, $6.7 as a run rate; $6.6, $6.7 …

Bill Herbert: OK and …

Geoff Jones: … a quarter.

Bill Herbert: … I’ll get the rest offline. Thanks a lot, guys.

Geoff Jones: OK. Thanks a lot, Bill.

Bill Herbert: Yes.

Operator: And once again if you have a question this morning, it is star one on your touchtone phone. Our next question comes from Randy Laufman, Imperial Capital.

Randy Laufman: Hi, guys. Congratulations on a great quarter.

Male: Thanks, Randy.

Randy Laufman: I was wondering if you could talk a little bit more about the visibility in the gulf. You said that as far as reconstruction goes, visibility is as great as ever. I was wondering how far out are you guys seeing this. I mean, you know, I would have thought that, you know, a lot of the reconstruction would have been spoken for already. But how far can we expect this - the hurricanes to create new business for you guys?

Trevor Turbidy: Well, I - two things. One - I don’t want to attribute it just to the hurricanes. We obviously have a fair bit of activity in the gulf. As Mike pointed out, we’ve got a lot of our competitors’ vessels who are working on repair work. But, you know, really it’s been an increase in the gulf combined with the hurricane activity. But to answer your question, I think we’re certainly well into next year, where we see activity. Obviously, everything in the gulf is a short term market and certainly subject to cancellation provisions. But, you know, as far the repair work - certainly into next year and if commodity prices hold and we don’t have any worldwide uncertainties as far as Avian flu, I think - I think we should see that should stay steady well into - well into next year.

Randy Laufman: OK. Great. Now, moving to the North Sea - I was wondering if you could tell us how many of the North Sea vessels are coming up for repricing this year.

Geoff Jones: We - I guess, to give you a - excuse me - days sold, for the combined PSV and anchor handlers for 2006, without options, is about 67 percent and with options, about 85 percent for 2006. So we have, basically, until fourth quarter, I believe, is our first - other than some option renewals which we expect to be exercised in the middle of the year, we don’t have really any renewals, I guess you could say, on contracts until the fourth quarter and I think we have two vessels coming up at that time.

Randy Laufman: OK. And can you tell us what the leading edge bid rate in the North Sea would be?

Geoff Jones: It’s - you know, we don’t have a large enough population, I guess, by class. The PSV ranges that we have are quite - quite a large range in day rates. So anchor handlers the same way. We have a variety of sizes and the day rates are - statistically, we just - we don’t report those types of details like we do in the Gulf.

Randy Laufman: OK. Thanks a lot, guys.

Trevor Turbidy: Thank you.

Geoff Jones: Thanks, Randy.

Operator: The next question we have comes from Brett Fialkov, Performance Partners.

Dave Gordon: Hey, guys. This is actually Dave Gordon for Brett. I just have a question on the new builds. What class are they and where are they going? If you could just break that out a little bit. Do you have that information?

Trevor Turbidy: Sure. I mean, the new builds that we’ve discussed, so far, that we’ve signed a contract on, was the MT6009. That’s basically an international class vessel, build to North Sea standards. So that vessels going to be suited - it’s going to have extra accommodations. It’s going to be suited for worldwide markets. It’d certainly work in West Africa and certainly is - if it can work in the North Sea, it can work anywhere else. But obviously, the only market it wouldn’t - couldn’t work in because of Jones Act restrictions is the U.S. Gulf of Mexico. So, not in (coast wise) trade.

Dave Gordon: Got you. How about the other new builds that are coming online?

Trevor Turbidy: Again, we haven’t announced anything at this point. Again, they’re going to be for international service, but we haven’t announced anything, at this point, as far as specifications.

Dave Gordon: Thank you very much.

Trevor Turbidy: My pleasure.

Operator: And now we have a follow-up question from Mr. Robert Ryan, Banc of America Securities.

Robert Ryan: Thank you. And you may have just answered this. I got pulled away for a second. But when you think about your contract cover in the North Sea and when those contracts roll off, relative to where the market has been recently and where it is today, do you see upside in those contracts? Are they more or less at market today or do you - are they over priced relative to where things are?

Geoff Jones: I guess, on the vessels that have options, there’s a - there’s a modest increase that we typically have built into the option period. The vessels without options - the two that I alluded to later this year - we definitely have upsides for those two vessels versus where the current day rates are.

Robert Ryan: Thank you.

Operator: We now have a follow-up from Mr. Bill Herbert.

Bill Herbert: Hi. Trevor - this relates to new builds, but industry new builds; not necessarily ones related to Trico. Two hundred plus you mentioned, which sort of squares with our numbers. What is your sense as to the delivery rate of those vessels? For example, how many, do you think, are going to be delivered this year and next year?

Trevor Turbidy: Yes. I mean, the number is certainly more front loaded, as you might expect. I’d be hazarding a guess - because I don’t have the data in front of me - but I would throw out a number of, probably, 100 for the balance of this year and - yes, I think it’s a total of 170, including ones that have already been delivered. But you know, kind of 100 for the balance - more for the balance of this year and then the rest on the back end.

Geoff Jones: … sliding, you know.

Trevor Turbidy: Yes. And it seems a bit, as you’re moving back and people have had difficulty securing equipment and yard space. But - yes. So I think that’s a fair estimate.

Bill Herbert: OK. And then, secondly, you mentioned that the majority of those vessels were being built by what you would call relatively rational existing companies. Of the 200 that are being - that are being built, including the 70 that have been delivered thus far this year, what percentage of that is comprised of companies - established companies building boats?

Trevor Turbidy: Would say probably in the range of 75 to 80 percent is my guess. Looking at the data. That’s not to say they’re all rational but - but we hope they are.

Bill Herbert: Got you. Alright. And your sense is - what’s your sense with respect to a continuation of the new construction activity? Does it continue full throttle, here, or does it abate or what?

Trevor Turbidy: Yes, that’s a good question. I think, you know, obviously, our industry’s been plagued by certainly over-building and it takes less time to construct a vessel than it does a rig. You know, I think - I think our concern is, you know, you’ve got a strong backlog of rig reactivations and rig construction.

Bill Herbert: Yes.

Trevor Turbidy: The question is, you have a bit of a - a bit of a gap between, at least, when the vessels are slated to come out and when you really get the full onslaught of the rigs. You know, I kind of hope we throttle back a little bit. I would be a little concerned if, sitting here, after having another hundred and change vessels delivered, if we’re sitting at the beginning of ’07, the order books still the same. I think that’s going to - that’s going to certainly get us even more worried about the situation.

Bill Herbert: And as we get into the delivery of new vessels - the new construction of new vessels - and you mentioned that pricing for - with respect to buying - spec-built vessels out on the open market has risen considerably to the point where it’s untenable for you to even consider it - are you beginning to witness some of these spec-builders relent a little bit, with respect to their pricing demands, in anticipation of incremental capacity coming on?

Trevor Turbidy: We have not. I mean, I think - I won’t mention any specifics, but I think we’re all aware of - some major blocks that have been completed at prices we scratched our heads on I suspect our competitors scratched their heads on. So, I think with that as a backdrop, I think people are still continuing to be aggressive. You know, time will tell if they get a little bit more realistic and we’ll certainly capitalize on that. But, you know, to pay a 30 percent premium to get a vessel a couple quarters earlier that is not of the same technical specifications and built to the same level that we would build it for our customers, probably doesn’t make sense for a thirty year class asset.

Bill Herbert: OK. Thanks a lot.

Trevor Turbidy: My pleasure.

Operator: And as a final reminder, it is star one for a question. We have a question from Paul Carpenter, Semaphore Financial.

Paul Carpenter: Good morning, guys. A few questions.

Male: Good morning, Paul.

Paul Carpenter: Who are the people or entities making those 30 percent above rational cost decisions to get the boats out a couple quarters early?

Trevor Turbidy: I don’t want to comment on our competitors, but I think there’s been a number of trades that are fairly well public in the market that are at historically exorbitant levels. So …

Paul Carpenter: Can you comment a bit on what’s going on with Rigdon with those new boats that are in the shallow water gulf? How has that affected pricing dynamics and utilization for you?

Trevor Turbidy: You know, it really hasn’t. I mean, he’s - you know, he’s put in an order. You know, that’s - I don’t think they’re available until the end of ’07, is my understanding; I don’t the exact time.

Mike: Most of them in ’08.

Trevor Turbidy: And most of them ’08. You know, certainly, given the damage to shipyards and the fact that they’re busy repairing rigs and kind of higher margin products, there is a bit of a choke point on delivering new vessels into the Gulf. So you know, it really hasn’t - I’d imagine, you can still see by the Gulf of Mexico pricing, it really hasn’t impacted us at all. How it will in ’08 is hard to tell.

Paul Carpenter: Can you detail how many new vessels have come into the shallow water gulf in the first quarter and what you expect for the 2Q, 3Q, 4Q ’06?

Geoff Jones: We don’t have statistics on it but, Paul, I think maybe one or two small vessels have entered into our market niche here in the Gulf of Mexico. Most of the vessels that are being built here are the larger deep water type vessels. We just don’t see a lot of new vessels coming out of the same size as our 180 class.

Paul Carpenter: So, for the - for the year, it’d be fair to say that you expect the number of new entries into the shallow water gulf that would compete with your 180s to be pretty low to margin.

Geoff Jones: That’s right.

Paul Carpenter: And just a last question. It looks like on the - on the gulf, the utilization was down for April. Is that dry-dockings and if so, can you detail sort of what the schedule is for the dry-dockings? When you expect them to be complete?

Geoff Jones: There’s two things. There’s mobilization - a vessel to Nigeria. And also dry-dockings. I think, as far as dry-dockings, I think the drydocking schedule that kind of brought utilization down in Q1 and in April, as we said, most of those - well, I’d say most of those - I think you would expect to see similar utilization for the second quarter and then utilization picking back up two, three, four percent in the third and fourth quarters.

Paul Carpenter: OK. That’s helpful.

Geoff Jones: (Right).

Paul Carpenter: Was the vessel that went to Africa, was that an active vessel or a stacked vessel? I thought you were - is the stacked vessel that’s going international a second quarter item or was that a first quarter item?

Mike Wallace: We have one en route to West Africa now, which was stacked, basically, at the end of the year. We have another vessel, that was an active vessel, that is preparing to mobilize - as far as OSVs.

Paul Carpenter: OK. So that’s another component of the utilization in April. You’ve taken one out of the gulf and are getting it ready to move.

Geoff Jones: That’s exactly correct.

Mike: Right.

Trevor: Correct.

Geoff Jones: … correct.

Paul Carpenter: Thanks, guys.

Operator: We now have a question from Dixon Yee, Basso Capital.

Dixon Yee: Hey, good morning.

Geoff Jones: Morning.

Dixon Yee: I think I might have missed this earlier but could you repeat, for me, the day rates and also utilization rates for your crew and line handlers?

Geoff Jones: Absolutely. The day rates - and there is a table in the press release, on this, but the crew and line handlers rates for the quarter were $3,336. And then, for the month of April, $4,963. And utilization was 87 percent for the quarter and 88 percent for April. And I guess your next question would be why the increase in April and remember, we’ve talked about selling a couple of the vessels that were on (bare) boats and so, obviously, those are at low rates and drove the average up …

Dixon Yee: Got you. OK, very good. Thank you.

Geoff Jones: OK, thanks.

Operator: And at this point, I would like to turn the conference back over to Mr. Trevor Turbidy for any closing or final remarks.

Trevor Turbidy: I’d just like to thank everyone for their interest in the company and their continued support. And we look forward to speaking again next quarter. Thanks so much.

Operator: That does conclude today’s conference. We thank you for your participation. And you may disconnect at this time.

END